Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated June 9, 2011, to be effective as of the Commencement Date, amends, restates and supersedes in its entirety, the Employment Agreement dated the 1st day of October, 2004, as amended on the 13th day of July 2009 (collectively the “Prior Agreement”), between American International Industries, Inc., a Nevada corporation, having its principal place of business at 601 Cien Street, Suite 235, Kemah, Texas 77565 (the “Company”), and Daniel Dror (the “Executive”), each a “Party” and collectively the “Parties.”

WHEREAS, the Company has benefited from the services of Executive for many years and desires to formalize the terms of the employment of Executive pursuant to this amended employment agreement (“Employment Agreement”) and Executive desires to continue to be employed by the Company as Chief Executive Officer and President of the Company pursuant to this Employment Agreement.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1.           Term of Agreement. Subject to the terms and conditions hereof, the term of employment of the Executive under this Employment Agreement shall be for the period commencing effective March 30, 2011 (the "Commencement Date”) and terminating on March 30, 2016, subject to the provisions of this Employment Agreement. Such term of employment is herein called the "Employment Term.”

2.           Employment. As of the Commencement Date, the Company hereby agrees to employ the Executive as Chief Executive Officer and President of the Company, and the Executive hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

3.           Duties and Responsibilities. Executive shall serve as Chief Executive Officer and President during the Employment Term. Executive shall report to and be subject to the direction of the board of directors of the Company, of which the Executive has served and shall continue to serve as chairman and shall perform duties which are consistent with his current title and position as Chief Executive Officer and President of the Company and such other duties as may be assigned to him from time to time by the board of directors which are consistent with his position of management and leadership. During the Employment Term, Executive shall devote his full time, skill, energy and attention to the business of the Company and shall perform his duties in a diligent, trustworthy, loyal and businesslike manner.

4.           Compensation and Benefits During the Employment Term:

(a)
The Executive’s base compensation shall be at the rate of $10,000 per month, for the term of this Agreement, payable in regular semi-monthly installments in accordance with the Company’s practice for its executives. At the election of the Executive, his compensation may be payable in shares of the Company’s restricted common stock or such other form as may be appropriate, or at the election of the Executive pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Act”). Cash compensation shall be less applicable withholding for income and employment taxes as required by law and other deductions as to which the Executive shall agree. Such base compensation shall be subject to increases as and when determined by the Company’s board of directors at its sole discretion. Any unpaid balance during the year shall be adjusted and paid on or before each fiscal year end.

(b)
In addition to the Executive’s base compensation, Executive will be entitled to a bonus as determined by the Company’s board of directors from time to time. Further, the Executive shall be entitled to a special bonus in the event that lenders or investment bankers working with the Company require the personal guarantee of the Executive. In the event of a change in control of the Company, resulting in Executive ceasing to serve as the Company’s Chief Executive Officer, President and Chairman, Executive shall be entitled to receive and the Company shall pay to Executive within ninety (90) days of the change in control a sum equal to five (5) years of the base salary then payable to Executive under this Employment Agreement, and issue to Executive the shares underlying the common stock purchase warrants provided in 4(d) below, based upon and adjusted exercise price equal to par value of the shares at the date of the change in control and $1,000,000 cash. The Company shall provide and pay premiums on life insurance policy on the Executive (up to $3,000,000 in coverage), with the beneficiary designated by the Executive.

(c)
The Executive shall be entitled to reimbursement of all reasonable, ordinary and necessary business related expenses incurred by him in the course of his duties and upon compliance with the Company’s procedures.

(d)
In addition to the Executive’s base compensation, the Executive shall receive $10,000 per month in restricted shares of common stock per month at the Company’s option, commencing on January 1, 2008 and on each consecutive month thereafter during the term of this Employment Agreement, which number of shares shall be subject to upward adjustment as determined by the board of directors.

(e)
In consideration for Executive agreeing to enter into an amended and restated employment agreement and Executive agreeing to personally guaranty the following loans of the Company (1) a $1,450,000 loan to Northeastern Plastics (“NPI”) at Icon Bank; (2) a $3,000,000 loan to Delta Seaboard at Trustmark National Bank; (3) a $1,850,000 loan to the Company, Rob Derrick and Ron Burleigh at Texas Community Bank (which has since been repaid); and (4) a $3,250,000 loan to NPI at Trustmark National Bank; from time to time, which the Company agrees it has received and continues to receive significant value in connection therewith, the Company agrees to issue the Executive 1,000 shares of Series A Preferred Stock, in the form of the Amended and Restated Certificate of Designation of the Company’s Series A Preferred Stock, attached hereto as Exhibit A.

5.           Termination. The Company may terminate this Employment Agreement (1) for death or disability under Section 5(a) or 5(b); (2) with “cause” as set forth under Section 5(c); or this Agreement may be terminated by the Executive for good reason as defined under Section 5(d). All other terminations which may occur shall constitute a breach of this Employment Agreement.

(a)
The Company shall have the right to terminate the employment of the Executive under this Employment Agreement for disability in the event Executive suffers an injury, illness or incapacity of such character as to substantially disable him from performing his duties without reasonable accommodation by the Company hereunder for a period of more than one hundred and twenty (120) consecutive days upon the Company giving at least thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability policy paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving full payment under this Employment Agreement.

(b)	This Employment Agreement shall terminate upon the death of Executive.

(c)
The Company may terminate this Employment Agreement at any time because of (i) Executive's material breach of any term of this Employment Agreement, (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; provided, in each case, however, that the Company shall not terminate this Employment Agreement pursuant to this Section 5(c) unless the Company shall first have delivered to the Executive, a notice which specifically identifies such breach or misconduct and the Executive shall not have cured the same within thirty (30) days after receipt of such notice, (iii) Executive’s gross negligence in the performance of his duties, or (iv) the failure of Executive to perform his essential duties or comply with reasonable directions of the board of directors.

(d)
The Executive may terminate his employment for "Good Reason” if:
(i) he is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof;
(ii) his compensation is reduced; or
(iii) (1) the Company shall file a petition for bankruptcy or re-organization under the federal bankruptcy statues or an involuntary petition is filed against the Company and not removed or withdrawn within thirty (30) days or
       (2) the Company does not pay any material amount of compensation due hereunder and then fails either to pay such amount within the ten (10) day notice period required for termination hereunder or to contest in good faith said notice. Further, if such contest is not resolved within thirty (30) days the Company shall submit such dispute to arbitration, under Section 6.

6.           Arbitration. If a dispute should arise regarding this Employment Agreement, all claims, disputes, controversies, differences or other matters in question arising out of this relationship shall be settled finally, completely and conclusively by arbitration of a single arbitrator in Harris County, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). Arbitration shall be initiated by written demand. This Employment Agreement to arbitrate shall be specifically enforceable only in the District Court of Harris County, Texas. A decision of the arbitrator shall be final, conclusive and binding on the Company and the Executive, and judgement may be entered in the District Court of Harris County, Texas, for enforcement and other benefits. On appointment, the arbitrator shall then proceed to decide the arbitration subjects in accordance with the Rules. Any arbitration held in accordance with this paragraph shall be private and confidential and no person shall be entitled to attend the hearings except the arbitrator, Executive, Executive’s attorneys, and designated representatives of the Company and their respective attorneys. The matters submitted for arbitration, the hearings and proceedings and the arbitration award shall be kept and maintained in strictest confidence by Executive and the Company and shall not be discussed, disclosed or communicated to any persons. On request of any party, the record of the proceeding shall be sealed and may not be disclosed except insofar, and only insofar, as may be necessary to enforce the award of the arbitrator and any judgement enforcing an award. The prevailing party shall be entitled to recover reasonable and necessary attorneys’ fees and costs from the non-prevailing party.

7.           Opportunities. During his employment with the Company, and for one year thereafter, Executive shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company (including without limitation during the Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

8.           Survival. In the event that this Employment Agreement shall be terminated, then notwithstanding such termination, the obligations of Executive pursuant to Section 7 of this Employment Agreement shall survive such termination.

9.           Contents of Employment Agreement, Parties in Interest, Assignment. This Employment Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Employment Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Executive. This Employment Agreement shall not be amended except by a written instrument duly executed by the parties.

10.           Severability. If any term or provision of this Employment Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Employment Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

11.           Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to the Company, addressed to:

American International Industries, Inc.
601 Cien Street, Suite 235
Kemah, Texas 77565

If to Executive addressed to:

Daniel Dror
601 Hanson Road
Kemah, Texas 77565

or to such other address as the one party shall specify to the other party in writing.

12.           Entire Agreement.  This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement, including but not limited to the Prior Agreement.  This Agreement does not constitute a commitment of the Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein.

13.           Counterparts and Headings. This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed and delivered as of the day and year first above written.

American International Industries, Inc.

By:/s/ SHERRY MCKINZEY
                                                                                      Sherry L. McKinzey, Chief Financial Officer

Executive

By: /s/ DANIEL DROR
       Daniel Dror